Exhibit 99.1

SJW GROUP ANNOUNCES
CLOSING OF THE SALE OF TEXAS WATER ALLIANCE LIMITED
AND SPECIAL DIVIDEND

SAN JOSE, Calif.--(BUSINESS WIRE)-- SJW Group (NYSE: SJW) today announced the closing of the sale of its wholly-owned subsidiary, Texas Water Alliance Limited (“TWA”), to Guadalupe-Blanco River Authority (“GBRA”). As previously disclosed, on February 22, 2016, SJW Group entered into a Purchase and Sale Agreement with GBRA, pursuant to which SJW Group agreed to sell TWA to GBRA for $31,000,000. As provided in the Purchase and Sale Agreement, GBRA held back $3,000,000 (“Holdback Amount”) from the payment of the purchase price at the closing, which amount will be paid to SJW Group on June 30, 2021, subject to reduction under certain conditions. The transaction resulted in an estimated pre-tax gain on sale of $12,500,000, excluding the Holdback Amount, and net cash proceeds to SJW Group, net of the Holdback Amount, of approximately $23,500,000, including the deposit released to SJW Group in June 2017.

SJW Group announced that, in connection with the sale of TWA, the Board of Directors declared a special dividend in the amount of $0.17 per share, payable on December 11, 2017, to shareholders of record at the close of business on November 29, 2017.  Such dividend brings the total 2017 dividend to $1.04 per share.

“We are very pleased with our partnership with the GBRA.  I am confident that this source of water supply will benefit our Texas utility as well as many other utilities located in and around the high growth I-35 corridor of Central Texas,” said Eric W. Thornburg, President and Chief Executive Officer.

About SJW Group
SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group's plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group, including the receipt of any portion of the Holdback Amount, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group's most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Suzy Papazian, 408-279-7961
General Counsel and Corporate Secretary